FIRST AMENDMENT TO THE
SILVERBOW RESOURCES, INC.
2016 EQUITY INCENTIVE PLAN

This First Amendment (the “First Amendment”) to the SilverBow Resources, Inc. 2016 Equity Incentive Plan (the “Plan”), is made effective as of January 1, 2017 (the “Amendment Effective Date”), subject to approval by the shareholders of SilverBow Resources, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

WHEREAS, the Company previously adopted the Plan;
WHEREAS, Section 13.1 of the Plan provides that the Board may amend, modify or suspend the Plan, except that any amendment to increase the number of securities which may be issued under the Plan is subject to approval by the shareholders of the Company; and
WHEREAS, the Board desires to amend the Plan in order to (i) increase the number of Shares available for issuance under the Plan, (ii) add additional performance goals under the Plan, and (iii) enable the Company to withhold taxes due or potentially payable with respect to an Award from Shares (including Shares otherwise issuable under an Award) at the maximum statutory withholding rate applicable to a Participant.

NOW, THEREFORE, BE IT RESOLVED, that, the Plan shall be amended as of the Amendment Effective Date, subject to approval by the Company’s shareholders, as set forth below:

1.    Section 4.1.1 of the Plan shall be deleted in its entirety and replaced with the following:

“Subject to adjustment as provided in Section 4.3, the number of Shares available for delivery pursuant to (a) Options or SARs, (b) Restricted Stock, (c) Restricted Stock Units, (d) Performance Awards, and (e) awards contemplated by Article XI of this Plan granted under the Plan shall be, in the aggregate, 1,182,011 Shares. Shares awarded under the Plan may be authorized but unissued Shares, authorized and issued Shares reacquired and held as treasury Shares or a combination thereof. Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate shall not reduce the Shares available for grants of Awards under this Section 4.1. The aggregate number of Shares available under this Section 4.1 will be reduced by one Share for every Share subject to an award granted under this Plan.

2.    The words “as of the Effective Date” shall be added to Section 4.1.2 of the Plan immediately following the phrase “reserved for issuance hereunder.”

3.    Section 10.2 of the Plan shall be deleted in its entirety and replaced with the following:

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SilverBow Resources, Inc.
First Amendment to 2016 Equity Incentive Plan
January 1, 2017

“Performance Goals. Unless otherwise prohibited by applicable law, the Committee shall have the authority to grant Awards under this Plan that are contingent upon the achievement of measurable Performance Goals established under this Plan. The Committee may grant awards subject to Performance Goals that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. Such Performance Goals are to be specified in the relevant Award Agreement and, to the extent applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more or a combination of the following metrics (including relative or growth achievement regarding such metrics) and shall mean any one or more of the following performance criteria: (0) revenue or oil and gas sales, (0) earnings per Share (basic and diluted), (0) net income per Share, (0) Share price, (0) pre-tax profits, (0) net earnings, (0) net income, (0) operating income and operating profit, (0) cash flow (including, without limitation, operating cash flow, free cash flow, discounted cash flow, net cash from operations, return on investment and cash flow in excess of cost of capital), (0) earnings before interest, taxes, depreciation and amortization, (0) earnings before interest and taxes, (0) sales, (0) total stockholder return relative to assets, (0) total stockholder return relative to peers, (0) financial returns (including, without limitation, return on assets, return on net assets, return on equity return on capital, return on operating revenue and return on investment), (0) cost reduction targets, (0) customer satisfaction, (0) customer growth, (0) employee satisfaction, (0) gross margin or gross profit, (0) revenue growth, (0) market share, (0) book value per share, (0) expenses and expense ratio management, (y) finding costs of oil and gas reserves, (z) volumes of oil and gas reserves or adjusted reserves or changes therein, (aa) percentage of reserves replaced, (bb) production or adjusted production or production exit rate, (cc) lease operating cost (“LOE”) measures, or adjusted LOE measures, (dd) general and administrative (“G&A”) or adjusted G&A measures, (ee) net asset value (“NAV”) or NAV per share, (ff) operating cost measures or reductions, (gg) earnings and earnings growth (including earnings per share and earnings before or after interest and taxes, earnings before taxes, EBITDA or net earnings), (hh) basic or diluted earnings per share or growth in earnings or earnings per share, (ii) stock price or change in stock price, (jj) total shareholder return, (kk) return on capital or change in working capital or return on capital employed, (ll) reduction of fixed costs, (mm) liquidity, (nn) health safety & environmental (“HS&E”) total recordable incident rate, or (oo) any combination of the foregoing or (pp) in the case of Awards that are not Qualified Performance-Based Awards, such other criteria as the Committee may determine. Performance Goals may be related to the performance of the individual Participant or in respect of the performance of the Company, one or more of its Subsidiaries or any combination thereof on either a consolidated, business unit, departments, regions, functions, other organizational units or divisional level and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to results over a previous period or to a designated comparison group. Performance Goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices or to one or more of the Performance Goals themselves) and may be expressed in terms of a progression within a specified range. Multiple Performance Goals may be established and may have the same or different weighting. With respect to any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the performance criteria must be

SilverBow Resources, Inc.
First Amendment to 2016 Equity Incentive Plan
January 1, 2017

“qualifying,” and the Committee will (within the first quarter of the performance period, but in no event more than ninety (90) days into that period) establish the specific performance targets (including thresholds and whether to exclude certain extraordinary, non-recurring, or similar items) and Award amounts (subject to the right of the Committee to exercise discretion to reduce payment amounts following the conclusion of the performance period).”
4.    Section 14.8 of the Plan shall be deleted in its entirety and replaced with the following:

“The Company and each of its Affiliates are authorized to withhold from any Award granted, or any payment relating to an Award, including from a distribution of Shares, taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and its Affiliates to satisfy the payment of withholding taxes and other tax obligations relating to any Award in such amounts as may be determined by the Committee. The Committee shall determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Shares (including previously owned Shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of Shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 to pay taxes with Shares through net settlement or previously owned Shares shall be approved by either a committee made up of solely two or more non-employee directors (within the meaning of Rule 16b-3 promulgated under the 1934 Act (“Rule 16b-3”)) or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned Shares, the maximum number of Shares that may be so withheld or surrendered shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.”

FURTHER RESOLVED, that, as amended hereby, the Plan is specifically ratified and reaffirmed.

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SilverBow Resources, Inc.
/s/ Sean C. Woolverton
Sean C. Woolverton Chief Executive Officer

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